Exhibit 3

Names and Addresses of the Underwriters

BBVA Securities Inc.

1345 Avenue of the Americas, 44th Floor

New York, NY 10105

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010